Exhibit 99.1
MERCANTILE BANCORP DECLARES QUARTERLY CASH DIVIDEND
Quincy, IL, November 22, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced the company’s Board of Directors has declared its regular quarterly cash dividend of 8 cents per share of common stock. The dividend is payable on December 15, 2006 to stockholders of record on December 1.
This is the fourth dividend declared since the previously announced change in the company’s dividend policy that increased the quarterly dividend amount and eliminated the practice of paying a special year-end dividend.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 3 banks in Illinois, 2 banks in Missouri, 1 bank in Kansas and 1 bank in Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 8 community banks in Missouri, Georgia, Florida, North Carolina and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
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